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Exhibit 2.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

        This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is entered into as of February 6, 2009, by and among Walter Industries, Inc., a Delaware Corporation ("Walter"), JWH Holding Company, LLC, a Delaware limited liability company (the "Assignor"), Walter Investment Management LLC, a Delaware limited liability company (the "Assignee"), Hanover Capital Mortgage Holdings, Inc., a Maryland corporation ("Hanover"), and each of the stockholders of Hanover signatory hereto (each, a "Stockholder" and, collectively, the "Stockholders" and, together with Walter, Assignor, Assignee, and Hanover, the "Parties"), with respect to that certain Voting Agreement, dated September 29, 2008 (the "Voting Agreement"), by and among Walter, the Assignor, Hanover, and the Stockholders. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Voting Agreement.

RECITALS

        WHEREAS, concurrently with the execution of this Assignment, Walter, the Assignor, the Assignee and Hanover entered into a Second Amended and Restated Agreement and Plan of Merger, dated as of [                        ], 2009 (the "Restated Merger Agreement), amending and restating the Merger Agreement, as previously amended and restated by the Amended and Restated Agreement and Plan of Merger, dated as of October 28, 2008, and pursuant to which, among other things, Assignee will merge into Hanover (the "Amended Merger"), the separate existence of Assignee shall cease and Hanover shall continue as the surviving corporation;

        WHEREAS, as a condition and inducement to Walter and the Assignor to enter into the Merger Agreement, Walter and the Assignor required the Stockholders to enter into the Voting Agreement, pursuant to which the Stockholders have agreed to vote their Covered Shares in favor of proposals to approve the Merger and other transactions contemplated by the Merger Agreement, and against proposals intended to impede or adversely affect the Merger or any of the transactions contemplated in connection therewith; and

        WHEREAS, in accordance with Section 5.12 of the Voting Agreement, Walter and the Stockholders acknowledge and consent to the assignment of, and Assignor desires to assign to Assignee and Assignee desires to assume all of, Assignor's rights and obligations under the Voting Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by all Parties, the Parties hereby agree as follows:

        1.    Assignment and Assumption.    Assignor does hereby assign, and Assignee does hereby assume, all of Assignor's rights and obligations under the Voting Agreement.

        2.    Consent to Assignment.    Walter, Hanover, and each of the Stockholders hereby consent to the assignment set forth in Section 1 hereof.

        3.    Confirmation of Obligations.

          a.     Each of the Parties hereto acknowledges and agrees that the term "Merger," as defined and used in the Voting Agreement, is intended to, and does, have the meaning ascribed to such term in the Merger Agreement and, as a result of the Restated Merger Agreement and the assignment set forth herein, shall mean the Amended Merger or, if the Merger Agreement is further amended, supplemented, restated or otherwise modified, shall have such other meaning as is ascribed to such term in the Merger Agreement as so amended, supplemented, restated or otherwise modified.

          b.     Each Stockholder hereby acknowledges and agrees that the proposal to approve the New Plan (as such term is defined in the Merger Agreement) and the separate proposals to approve the amendment and restatement of Hanover's charter as set forth in the Amended and Restated Charter have been reasonably proposed by Walter pursuant to Section 2.1(b)(i)(z) of the Voting Agreement.

        4.    Voting Agreement.    Each of the Parties expressly acknowledges and agrees that, except as expressly set forth herein, this Assignment shall not alter, amend, modify or otherwise affect the terms, provisions and conditions of the Voting Agreement, and the Voting Agreement, as amended hereby, is hereby ratified and confirmed and shall be deemed for all purposes in full force and effect.

        5.    Binding Effect.    This Assignment shall be binding upon each of the Parties and their respective successors and assigns. The Parties hereto shall execute and deliver such further and additional instruments, agreements and other documents as may be necessary to evidence or carry out the provisions of this Assignment.

        6.    Governing Law.    This Assignment shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles. Each Party irrevocably consents to and submits to the jurisdiction, including the personal jurisdiction, of (i) any Maryland State court and (ii) any Federal court of the United States sitting in the State of Maryland, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Assignment or any transaction contemplated hereby.

        7.    Severability.    If any provision of this Assignment or the application of any such provision to any person or circumstance shall be declared to be invalid, unenforceable or void, such declaration shall not have the effect of invalidating or voiding the remainder of this Assignment, it being the intent and agreement of the parties hereto that this Assignment shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

        8.    Execution in Counterparts.    This Assignment may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

WALTER INDUSTRIES, INC.
By:	/s/ VICTOR P. PATRICK
Name: Victor P. Patrick
Title: Vice Chairman

JWH HOLDING COMPANY, LLC
By:	/s/ MARK J. O'BRIEN
Name: Mark J. O'Brien
Title: President and CEO

WALTER INVESTMENT MANAGEMENT LLC
By:	/s/ MARK J. O'BRIEN
Name: Mark J. O'Brien
Title: President and CEO

Acknowledged:
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
By:	/s/ JOHN A. BURCHETT
Name: John A. Burchett
Title: Chairman and Chief Executive Officer

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

John A. Burchett 200 Metroplex Drive, Suite 100 Edison, New Jersey 08817 Existing Shares: 645,185

/s/ JOHN A. BURCHETT
Name: John A. Burchett
Irma N. Tavares 200 Metroplex Drive, Suite 100 Edison, New Jersey 08817 Existing Shares: 225,487

/s/ IRMA N. TAVARES
Name: Irma N. Tavares
Amster Trading Company 23811 Chagrin Blvd. #200 Beachwood, Ohio 44122 Existing Shares: 500
By:	/s/ HOWARD AMSTER
Name: Howard Amster
Title: Principal
Ramat Securities, LTD 23811 Chagrin Blvd. #200 Beachwood, Ohio 44122 Existing Shares: 0
By:	/s/ DAVID ZLATIN
Name: David Zlatin
Title: Chief Operating Officer

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  Exhibit 2.2
ASSIGNMENT AND ASSUMPTION AGREEMENT
RECITALS